EXHIBIT 99.2

FOR IMMEDIATE RELEASE

Contact(s):	CIC
Frank Dane
Phone: 650-802-7737
Email: fdane@cic.com

Communication Intelligence Corporation

Reports Fourth Quarter and Fiscal 2002 Results

Redwood Shores, California, March 4, 2003- (NASDAQ:CICI) Communication Intelligence Corporation (“CIC” or the “Company”), the leader in electronic signature, biometric verification and natural input solutions, announced today its financial results for the forth quarter and the year ended December 31, 2002.

Revenues for the three months ended December 31, 2002 decreased 68% to $478,000 as compared to $1.5 million for the corresponding quarter of the prior year.  The Company reported a net loss applicable to common stock of $1.1 million for the fourth quarter ending December 31, 2002 as compared to a loss applicable to common stock of $553,000 for the corresponding quarter of the prior year.  The decrease in revenue is primarily attributed to the continued weak economy and reduced IT spending.  The increase in net loss is primarily due to a decrease in sales.  Operating expenses decreased 12% from the corresponding quarter of the prior year reflecting primarily expense reductions, in both personnel and other discretionary expenses, taken in the third quarter in anticipation of the continuing bleak economy.

Revenues for the year ended December 31, 2002 decreased 44% to $3.3 million as compared to $5.9 million for the prior year.  For the year ended December 31, 2002, the net loss increased 11% to $3.6 million, or $0.04 loss per share on approximately 91.3 million weighted average common shares, as compared to a net loss of $3.2 million, or $0.04 loss per share on approximately 90.5 million weighted average common shares, in the year 2001.  The increase in the net loss for the year ended December 31, 2002 is primarily attributed to the negative impact on revenues throughout 2002 caused by the significant reduction in IT spending reflecting the continuing weak economy.  Operating costs and expenses decreased 18% reflecting actions taken throughout 2002 to lower costs in the face of the continuing market adversity and uncertainty of corporate spending.

In November 2002 the Company announced the establishment of a $15 million equity line of credit with U.S. based Cornell Capital Partners, LP.  The company was not required to pay a commitment fee to secure the line, rather, it will receive net proceeds of 93.5% of the market price of its stock representing a 6.5% financial fee against each draw on the line.  The terms of the agreement allow CIC to call upon Cornell to purchase up to $15 million worth of the Company’s common stock.  A related S-1 registration statement has been declared effective by the SEC and therefore CIC currently can access the line of credit and has begun to draw under it.

The Company’s OEM sales efforts last year resulted in CIC emerging as the leading supplier of handwriting recognition software.  In November of last year, PalmSource replaced Graffiti® with CIC’s Jot® as the standard and only handwriting software on all Palm PoweredTM devices.  Palm OS® based handheld computers and smartphones remain the global leader with about 56% of the worldwide device market.  PalmSource shipments are forecasted by IDC to reach some 12 million annually by 2005 with a projected installed base of 55 million worldwide.  Palm OS based device manufacturers include Palm Solutions, Handspring, IBM, Symbol, Kyocera, Samsung and Sony.  In addition, last year Jot was chosen as the handwriting recognition software for Sony Ericsson’s new Symbian OS based P800 multi Media smartphone.  Sony Ericsson, together with Nokia, Motorola, Seimens and Psion form the Symbian Alliance.  The objective of the Symbian Alliance is to establish the Symbian operating system as the standard OS for wireless devices. Symbian has announced a license agreement with CIC making the Company’s Jot and other software products available for evaluation to Symbian OEM members.

CIC’s Chairman and CEO, Guido DiGregorio stated, “Our disappointing fourth quarter and 2002 year end results reflect the uncertainty of the economic and geopolitical climate throughout 2002 that did, and continues to, weigh heavily on business confidence negatively impacting IT expenditures.  Even companies fully committed to achieving the benefits of the paperless environment repeatedly delayed eSignature program expenditures throughout 2002.

Despite this harsh reality, the Company continued to obtain a leading share of eSignature orders on a worldwide basis including China Ministry of Railways, General Electric, Hu Nan Mobile Communications, Kodak, Nanjing Agricultural Bureau, Misys Healthcare, Nanjing Municipal Government, Siemens Medical Systems, St. Vincent’s Hospital, Telia Mobile, TVA and Turner Construction/Oracle.  A recent IDC report confirmed CIC as the global leader in signature verification technology and a Celent study confirmed CIC as the dominant supplier in the financial services segment.  Financial services orders in 2002 included Agricultural Bank of China, Charles Schwab, Chicago Board of Trade, First Command Financial, Franklin Mint Federal Credit, Hartford Insurance, Prudential, National Healthcare, Industrial & Commercial Bank of China (China’s largest commercial bank) and Nationwide Building Society, a leading European financial institution (with a deployment featured by BBC TV).

Our OEM sales efforts last year, which resulted in the Company emerging as the leading supplier of handwriting recognition software, provides the basis for expected new and increasing flow of royalty payments and aftermarket revenue.  Now that we have established a more strategic relationship with PalmSource, we are optimistic about the additional potential associated with our wide range of natural input and electronic signature products that are currently available to PalmSource and the Palm OS OEM’s and the aftermarket opportunity of bringing Jot and other products to the PalmSource installed base of over 25 million devices.

Our sales efforts have been, and will continue to be, focused on target accounts worldwide that represents the best opportunity for near term revenue.  This includes those accounts in our installed base of customers that are committed to funding a near term rollout or those funded for pilot deployments which represent large-scale rollout potential relatively soon after successful piloting.  We believe this strategy affords both cost effectiveness and focus on the right accounts with the potential of delivering near term revenue growth as well as the foundation for maintaining our market leadership position over the longer term.  We are pleased to have established a $15,000,000 equity credit line in 2002.  This equity credit line can and will provide working capital as required to accelerate global sales growth, especially in China with its robust economy, and to fund other sales related programs.

CIC was recently honored with the 2002 Planet PDA® Product of the Year Award for our Signature WalletTM product.  We are pleased with that acknowledgement of our product leadership.  More importantly, however, we have developed a patent portfolio that we believe, creates a significant barrier to market entry which we have leveraged and will continue to leverage against potential competitors to maintain our leadership position.

As we enter 2003, we are encouraged by recent surveys indicating that IT spending will increase this year, despite the current economic uncertainties and cost-cutting pressures, because companies believe the benefits far outweigh the costs. (UBS Warburg, Celent).  We believe that our fundamental value remains strong.  CIC is the undisputed market share leader in signature verification, and now in handwriting recognition, providing the foundation for profitable growth with overall economic recovery, or increasing expenditures on our technology, despite the overall economy.  We believe we have the financial ability to survive a continuing depressed economy, or slow moving IT spending, and to ultimately profit from our strong intellectual property and market leadership position with the eventual result of delivering significantly increased value to our shareholders.”

Selected financial information follows.  Detail corporate and financial information is available on CIC’s website at www.cic.com.

About CIC

Communication Intelligence Corporation is the leading supplier of electronic signature, biometric security and natural input solutions focused on emerging, high potential applications including paperless workflow, smart wireless devices and e-Commerce enabling the world with “The Power to Sign Online®”. CIC’s products are designed to increase the ease of use, functionality, and security of electronic devices and e-business processes. CIC sells directly to OEMs and Enterprises and has products available through major retail outlets such as, CompUSA, Staples, OfficeMax, key integration partners or direct via our website. Industry leaders such as Charles Schwab, Fujitsu, Handspring, Hitachi, IBM, Oracle, Palm Inc., Prudential, Siebel Systems and Sony Ericsson have licensed the company’s technology. CIC is headquartered in Redwood Shores, California and has a joint venture, CICC, in Nanjing, China. For more information, please visit website http://www.cic.com

Certain statements contained in this press release, including without limitation, statements containing the words “believes”, “anticipates”, “hopes”, “intends”, “expects”, and other words of similar import,  constitute “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements involve known or unknown risks, uncertainties and other factors, which may cause actual events to differ materially from expectations.  Such factors include the following:  (1) technological, engineering, quality control or other circumstances which could delay the sale or shipment of the products;  (2) economic, business, market and competitive conditions in the software industry and technological innovations which could affect the Company’s business; (3) the Company’s inability to protect its trade secrets or other proprietary rights, operate without infringing upon the proprietary rights of others or prevent others from infringing on the proprietary rights of the Company; and (4) general economic and business conditions and the availability of sufficient financing.

CIC, its logo, Jot and The Power to Sign Online are registered trademarks.  Signature Wallet is a trademark of Communication Intelligence Corporation.   All other trademarks are properties of their respective owners.

COMMUNICATION INTELLIGENCE CORPORATION

Selected Consolidated Statement of Operations Information

(In thousands, except per share amounts)

	Fourth Quarter Ended		Year Ended
	12/31/02	12/31/01	12/31/02	12/31/01
	(unaudited)
Revenue	$478	$1,511	$3,272	$5,947

Total cost of sales	208	460	1,157	2,240

Gross profit	270	1,051	2,115	3,707

Total operating expenses	1,365	1,543	5,452	6,653

Operating profit (loss)	(1,095)	(492)	(3,337)	(2,946)

Other (income) expenses	(39)	(61)	(224)	(269)

Net profit (loss)	$(1,134)	$(553)	$(3,561)	$(3,215)

Basic and diluted net loss per common share	$(0.01)	$(0.01)	$(0.04)	$(0.04)

Weighted average common shares outstanding	91,481	90,799	91,298	90,571

Selected Consolidated Balance Sheet Information

 (In thousands)

	12/31/02	12/31/01
Cash & cash equivalents	$711	$2,588

Total current assets	1,545	3,899

Total assets	7,167	10,072

Deferred revenue (a)	166	88

Total current liabilities (b)	1,102	882

Total long-term debt	3,000	3,000

Stockholders’ equity	2,933	6,060

NOTES:

      (a)         Deferred revenue consists principally of service contact revenues.

      (b)         Includes deferred revenue.